(MU)

FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT ("Agreement" or "FAA") is made and entered into on this the 18 day of May, 2006, by and between Halter Financial Group, L.P., a Texas limited partnership ("HFG"), and **Orion Ethanol, LLC**, a Kansas limited liability company.

WITNESSETH:

WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged.

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1. Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company's *exclusive* financial advisor during the term of this Agreement. The Company acknowledges that HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder. In its capacity as a financial advisor to the Company, HFG will:

A. *Going Public Transaction*

(i) assist the Company in evaluating the manner of effecting a going public transaction with a public shell corporation ("Pubco") domiciled in the United States of America and quoted on the "OTC BB" (a "Going Public Transaction"), such that immediately upon consummation of the Going Public Transaction, the Company's current stockholders will hold, in the aggregate, 95.75% of all the issued and outstanding shares of Pubco's common capital stock.

B. *Post Transaction Period*

Upon consummation of the Going Public Transaction, HFG agrees to:

(i) advise Pubco in connection with its efforts to complete an equity financing transaction (the "Financing"), it being understood that HFG shall not be asked to perform services typically undertaken by a licensed broker-dealer; as used herein, "Financing" shall exclude payments made to Pubco by Indeck Energy Services, Inc, Noble Americas Corp., or Cargill, Inc. (collectively the "Minority Gateway Holders") in conjunction with any transfer of the Minority Gateway Holders' interest in Gateway Holdco, LLC to Pubco;

(ii) advise on Pubco's efforts to change its name, obtain a new CUSIP number and a new stock symbol;

(iii) advise on the development and implementation of Pubco's investor relations efforts, which effort shall typically include (a) establishing a program for communicating with brokerage professionals, investment bankers and market makers; (b) creating a complete investor relations strategy; and (c) assisting in the preparation and dissemination of press releases. The Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by Pubco or the Company will be the sole responsibility of the Company;

(iv) coordinate with the Company's legal counsel the preparation and assembly of application materials for the listing of Pubco's common stock on a national exchange or quotation medium that may include, but shall not necessarily be limited to, the American Stock Exchange or the NASDAQ Stock Market; and

(v) provide Pubco with such additional financial advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.

2. Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its exclusive consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appointment, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company or Pubco.

In addition, except in the event of an act constituting either willful misconduct or gross negligence on the part of HFG, the Company agrees that it will not hold HFG responsible in the at that the Going Public Transaction is not consummated, nor shall it hold HFG liable for any damages suffered by the Company as a result of the Company's inability to consummate the Going Public Transaction. However, in the event HFG commits an act constituting either willful misconduct or gross negligence which makes it impossible to complete the Going Public Transaction, HFG shall indemnify the Company against all costs, including legal, accounting and other fees and expenses, arising from the Company's efforts to complete the Going Public Transaction. It is expressly acknowledged by the Company that HFG shall not render legal or accounting advice in connection with the services to be provided herein. HFG shall have the right to recommend the legal and accounting professionals for the transactions contemplated herein.

3. Authorization Period. HFG's engagement hereunder shall become effective on the date hereof (the "Effective Date") and will automatically terminate (the "Termination Date") on the first to occur of the following: (a) either party exercises their right of termination as provided for in this FAA, (b) the Company's or HFG's breach of its covenants herein or (c) 12 months from the Effective Date. This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing. Except as to certain obligations of the Company under Section 4. hereof, this Agreement shall also terminate immediately upon the mutual decision of the parties not to move forward with the Going Public Transaction.

4. Fees and Expenses. In consideration for the services to be provided for hereunder the Company shall pay to HFG the amount of $450,000 (the "Fee"). HFG hereby agrees to defer

payment of the Fee until completion of the Financing, with the Fee to be remitted three business days thereafter.

5. Due Diligence and Auditabilty. HFG shall have the right to perform a due diligence investigation of the Company that demonstrates to HFG's sole satisfaction that the Company is a suitable candidate for the Going Public Transaction, which due diligence investigation shall include consultation with the Company's independent audit firm regarding the auditablity of the Company in accordance with US GAAP. HFG shall have the right to terminate this Agreement in the event it determines that there exists a material and non-curable due diligence matter.

6. Indemnification. The parties hereto shall indemnify each other to the extent provided for in this paragraph. Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement. In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct

7. Governing Law. This Agreement shall be governed by the laws of the State of Texas.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

Halter Financial Group, L.P.

By: ______________________
Marat Rosenberg, Managing Director
Halter Financial Group GP, LLC, its General Partner

The Company:

Orion Ethanol, LLC

By: ______________________
Name: Patrick N. Barker ______________
Its: Chairman ______________________